UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 10, 2026

(Date of Report (date of earliest event reported))

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27598	77-0210467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.01 per share	IRIX	Nasdaq Capital Market

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of IRIDEX Corporation (the “Company”) reconvened on July 10, 2026, which was initially convened and then adjourned, without conducting any business on June 12, 2026, at the Company’s headquarters located at 1212 Terra Bella Avenue, Mountain View, CA 94043. As of April 17, 2026, the record date of the Annual Meeting, 17,395,350 shares of the Company’s common stock were outstanding and entitled to vote at the Annual Meeting and 600,000 shares of the Company’s Series B Preferred Stock were outstanding and entitled to vote at the Annual Meeting. Present at the Annual Meeting in person or by proxy were holders of 13,831,856 shares of the Company’s common stock, representing 79.51% of the Company’s common stock, and 600,000 shares of the Company’s Series B Preferred Stock, or 100% of the Company’s Series B Preferred Stock, constituting a quorum for the transaction of business. The proposals voted upon at the meeting and the vote with respect to each such matter are as set forth below. In each case, the voting totals are inclusive of the five votes for each share of Series B Preferred Stock that voted for each of the proposals set forth below:

Proposal 1: Election of Directors.

Nominee	For	Withheld	Broker Non-Votes
Nick Chen	12,523,088	652,399	3,656,369
Beverly A. Huss	5,739,133	7,436,354	3,656,369
Patrick Mercer	12,658,834	516,653	3,656,369
William Moore	11,935,319	1,240,168	3,656,369
Scott Shuda	5,656,948	7,518,539	3,656,369

Based on the votes set forth above, each director nominee was duly elected to serve until the 2027 Annual Meeting of Stockholders or until his or her respective successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Proposal 2: To ratify the appointment of BPM LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2027.

For	Against	Abstain	Broker Non-Votes
16,675,096	62,657	94,103	0

Based on the votes set forth above, the stockholders ratified the appointment of BPM LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2027.

Proposal 3: To conduct an advisory non-binding vote to approve the compensation of the Company’s named executive officers.

For	Against	Abstain	Broker Non-Votes
12,222,760	593,811	358,916	3,656,369

Item 7.01.	Regulation FD Disclosure.

The following is additional disclosure related to the above director vote tallies and results disclosed under Proposal 1.

Based on the votes set forth above, the stockholders approved the compensation of the Company’s named executive officers on an advisory non-binding vote.

Introduction.

The Annual Meeting was commenced on June 12, 2026. On that date, the Company adjourned the Annual Meeting until July 10, 2026 in order to allow time for an investigation into certain activities, believed related to the markedly divergent vote tallies received by director candidates Scott Shuda and Beverly Huss, to take place.

The aggregate vote tallies, and the specific proxy ballots reviewed by the Company and its advisors, demonstrated a common and unusual objective being pursued by a subset of the Company’s stockholders, with this suggesting that such persons were working in concert to influence the results of the director election. After investigation and consultation with various legal and governance experts, it is the opinion of a majority of Iridex’s board of directors (the “Board”) that the Annual Meeting vote results are the product of a stealth proxy campaign involving at least one of the Company’s directors, and that this:

1.	was done in violation of numerous fiduciary duties established under common law and enforced by Delaware courts;

2.	likely involved violations of federal securities law, and proxy rules promulgated by the Securities and Exchange Commission (“SEC”); and

3.	likely resulted in the creation of an undisclosed “group” in violation of the rules established by the SEC’s Rule 13D.

Plurality Voting Standard

Fortunately, under the specific facts currently present, it is believed that no serious harm has been done to the Company, its stockholders, or its representatives, outside of embarrassment to the Company and damage to the reputations of some of the individuals directly involved.

By way of background, Iridex has a plurality voting standard for election of individuals to serve on its Board. This means that a Board nominee included in an uncontested proxy is elected by the stockholders if such director receives any votes “for”, even if the number of votes “for” is less than a majority of all the votes cast. Stockholders can “withhold” their votes, but in an uncontested election withholding has no legal effect on the election outcome, it is treated similarly to an abstention. For a director to be voted off the Board, the director must receive fewer votes than another candidate in a contested election. No director was voted off the Board as a result of the Annual Meeting as there were five director positions up for election and a matching five candidates nominated to fill those positions. Because all directors listed in the proxy statement received millions of votes “for”, all of the director candidates listed in the Company’s proxy statement were elected to serve another term as directors of the Company.

Plurality voting is the default standard under Delaware General Corporation Law and, according to the Council of Institutional Investors, remains the standard practice for public companies with market capitalizations below $500 million. In 2025, the Harvard Law School Forum on Corporate Governance published commentary relating to a recent Glass, Lewis & Co., LLC study that reported overwhelmingly, companies with plurality voting retain directors that have been subjected to withhold campaigns. Out of 72 director nominees who had failed to receive majority support in 2025, only nine left their respective boards of directors.

Importantly, it is unlikely that any of the “withhold” campaigns in the Glass Lewis study involved the quite extraordinary facts that appear present this year for the Company. That being where one or more members of the Board, directors that had previously joined a unanimous affirmative board vote to submit the Company’s slate of directors “for” election, are understood to have also been directly and secretly involved in leading the “withhold” campaign.

Fiduciary Duties

As a fiduciary matter, a director casting his vote for a slate of directors for election, only to later participate in leading a stealth proxy campaign against one or more fellow directors on the slate, may be subject to severe censure.

Such facts present several significant fiduciary violations, including:

1.

Violation of the Duty of Disclosure (Candor): Directors owe a duty of complete candor to the company and their fellow board members. Intentionally withholding material information—such as actively organizing a campaign to alter board composition—is a direct omission of truth and a serious violation of trust.

2.

Misuse of Corporate Information: Directors have access to non-public, confidential corporate information. Using this insider status to quietly orchestrate an opposition campaign constitutes a misappropriation of company information for an unauthorized purpose.

3.

Breach of the Duty of Loyalty: Directors must act in good faith and in the best interests of the corporation, not their personal agendas. Undermining the Board’s collective, vetted decisions in secret prioritizes a private agenda over corporate stability.

Federal Securities Laws

Public company board of director elections are strictly regulated by the SEC. Conducting and concealing a coordinated effort to influence a stockholder vote bypasses mandatory Schedule 14A proxy disclosures. The SEC focuses strictly on disclosure, market integrity, and stockholder transparency. Launching an unannounced campaign to replace or vote down board members violates federal securities laws, including Rules 14a-3 and 14a-6 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

Under SEC Rule 14a-1, a “solicitation” is broadly defined as any communication reasonably calculated to result in the procurement, withholding, or revocation of a proxy. If a director communicates with stockholders—whether via private emails, texts, phone calls, or secret dinners—urging them to “vote no” or “withhold” votes against peer directors, it legally constitutes a proxy solicitation. Taking this action without first filing a public proxy statement violates the Exchange Act.

Finally, when two or more stockholders act together to acquire, hold, or vote securities for the purpose of influencing or changing control of the issuer, which includes replacing directors, they are deemed to be a “group”. If the collective voting power of the group exceeds 5% of the company’s outstanding equity, the group must publicly file a beneficial ownership report on Schedule 13D. Failing to file or intentionally concealing the group’s existence can result in the SEC seeking injunctions, civil monetary penalties, and trading bans.

Any organized campaign to secure a specific voting outcome generally requires filing and distributing a formal proxy statement on Schedule 14A to all stockholders. A director running a covert solicitation risks invalidating the votes gathered.

The Company’s Governance and Investor Relations Plan

The Board will take the steps necessary to protect the Company and its stockholders against any continuing and future misconduct by its directors and their affiliates. In addition, the Board has and will continue to reach out to stockholders that worked in concert with dissident directors to confirm that they are aware and educated on the Board’s fiduciary duties and the federal securities issues described above.

In addition, appropriate representatives of the Company will attempt to discern what the members of the “group”, both those disclosed and those yet to disclose their participation, had hoped to accomplish. At the same time, the Company’s representatives will seek to make clear that a majority of the Board members understand and appreciate their own fiduciary duties and will endeavor to represent and protect, to the best of their abilities utilizing their business judgment, the interests of all of the Company’s stockholders.

Novel Inspiration Background and Context

Given the Company’s intention to meet with some of its stockholders in order to discern their intent and to discuss and agree upon best practices for the future governance of the Company, it is expected that the following contextual history will be shared. In order to comply with the SEC’s Regulation FD (Fair Disclosure) rules, the Company believes it necessary to first make the information generally available through this filing.

Series B Preferred and Novel Notes. In late 2024 and early 2025, the Company executed a reorganization involving significant changes to its management and Board and implemented a new value creation strategy. These actions followed an extended period of time during which the Company had been working with its financial advisors to pursue strategic alternatives, including the potential of an exit transaction. When it became clear that such an objective was unlikely to be achieved within a reasonable period of time, the Company changed its CEO, executed significant spending cuts, and issued a new mandate to management to operate in a cash flow neutral or better manner while continuing to pursue its growth opportunities.

Shortly thereafter, the Company also brought on a new strategic block investor to provide additional and necessary working capital. This was done through the issuance of new Series B Preferred Stock (the “Series B Preferred”) to Novel Inspiration International Co., Ltd, (“Novel”) an affiliate of one of the Company’s long-term strategic business partners. Coincident to the issuance of the Series B Preferred, the Company also issued to Novel, interest bearing notes payable in-kind (“PIK”) through shares of the Company’s common stock (the “Novel Notes”).

As part of the financing, there was material turnover on the Board, with the new CEO occupying one seat and Novel nominees occupying two seats on the reconstituted five-person Board. One of the two Novel nominated seats was filled by William Moore, previously a director, chairman, and CEO of the Company. Mr. Moore was instrumental in effecting the Novel investment transaction, and is understood to have a long-term consulting relationship with an affiliate of Novel, this being one of many past and current consulting relationships maintained by Mr. Moore.

In the time since the Novel investment and reconstitution of the Board, in the opinion of a majority of the current directors on the Board, governance activities have generally been within normal and/or expected bounds. There is regular debate over various topics, and committed and continuing efforts to find common ground and agreed upon strategies. Major business-related topics have included: (i) eliminating the Company’s historic cash burn, and (ii) identifying and pursuing product acquisition transactions.

Proposal to Convert to Common. The one subject where it now appears mutual agreement was not reached involves the Company’s capital structure. Some directors believed the existence of the Series B Preferred and the PIK interest on the Novel Notes might create issues for potential investors diligencing the Company’s capital structure. The topic was investigated, but no evidence of such a concern was uncovered. Nonetheless, in March 2026, Novel presented a proposal to convert the Series B Preferred and the Novel Notes to common stock. The condition for such conversion was the Company resetting the conversion price established when Novel made its investment in the Company, to a conversion price expected to be much more favorable to Novel and closer to the current market price for the Company’s common stock.

Importantly, Company received Novel’s proposal on March 27, 2026, the very same day the Company’s stock suffered a steep, approximately 30%, drop on very heavy selling pressure that commenced immediately on the stock market opening the day after the Company reported its otherwise generally well-received fourth quarter earnings. The Company made inquiries but was unable to determine whether the heavy selling pressure contributing to the Company’s stock price decline was coincidental to or a calculated element of Novel’s conversion plan.

Novel’s conversion and repricing proposal was discussed and debated over a period of several weeks. It was noted that due to the conversion price being set within the certificate of designation that established the terms of the Series B Preferred, which itself was made part of the Company’s Certificate of Incorporation, any change would require an affirmative vote of the Company’s stockholders.

A majority (3-2) of the Board believed (1) not only would a majority of the Company’s stockholders reject the proposed change to the conversion price, thereby diluting their own ownership by issuing approximately 2 million more common shares to Novel than originally agreed, but (2) that other stockholders would be likely to harbor resentment toward the Board for making such a request. Throughout these discussions, members of the Board communicated to Mr. Moore, and through the Company’s CEO to Novel, that the Board was open to considering other potential mechanisms for simplifying the Company’s capital structure that might be more acceptable to the Company’s other stockholders, but no alternatives were put forth. Often during these discussions, Mr. Moore would warn the other Board members that Novel was the Company’s largest and most important stockholder, and one that “did not like hearing the word ‘no’ from the Board.” Further, that should it become necessary, Mr. Moore could work with Novel to get some directors voted off the Board. Eventually the Company’s CEO met in person with Novel’s principal and reported back to the full Board that mutual understanding had been reached, the issue had been resolved, and all parties could move forward.

The Plurality Voting Standard. As proxy season approached, there was no discussion concerning director nominees other than confirmation to put forward the existing slate. The Company’s 2026 proxy statement was drafted and distributed for comment. The Board scheduled and held a meeting to finalize, approve, and direct the filing of the Company’s proxy statement. Toward the end of this Board meeting, Mr. Moore raised questions and communicated his objection to the plurality voting standard established within the Company’s corporate bylaws.

A discussion ensued during which Mr. Moore argued that he could never support such a standard, as there were no consequences to directors receiving less than the majority vote in favor of reelection. In response to Mr. Moore, it was noted that the Company’s bylaws had been in existence for quite some time and almost certainly always provided for a plurality standard, that such standard was the norm for small public companies, and that Mr. Moore apparently had, during his long tenure with the Company as a director, chairman, and CEO, never before articulated his strong objection to that standard.

When it became generally understood that changing the voting standard would require amending the bylaws, which would complicate, delay, and increase expenses related to filing the proxy statement, it was suggested to table the idea for reconsideration in 2027. Mr. Moore acceded to this request, but then aggressively sought to obtain personal pledges from directors Huss and Shuda that they would resign from the Board should they fail to receive a majority of the vote in favor of their reelection. Historically, the Company’s directors have been elected with overwhelming support; in 2025 Mr. Shuda was the Board’s highest vote recipient, with more than 10 million “for” votes and fewer than 1 million votes “withheld.” Ms. Huss received 8.7 million votes “for” with only 2.2 million “withheld.”

Mr. Moore was questioned about his rationale for requesting such a pledge. All Mr. Moore would say was that he was aware that “some stockholders are unhappy.” When encouraged to provide details, Mr. Moore demurred. Discussion followed concerning the role of Board members to represent the Company’s stockholders, and the understanding that, generally, the expressed will of the stockholders must prevail. It was not at that time observed or called out that Mr. Moore’s agenda to seek pledges was not made generally to all Board members, rather the only two pledges he sought were those of Ms. Huss and Mr. Shuda, the two independent directors that are not affiliated with Novel.

Management Raised the Alarm. As the date of the Annual Meeting approached, the Company’s management carefully monitored the developing vote tally and raised alarm when a distinct pattern emerged reflecting a very unbalanced vote with Ms. Huss and Mr. Shuda targeted by “withheld” votes in almost equal percentages.

A special meeting of the Board was called, during which Mr. Moore repeatedly denied having anything to do with the skewed vote, this despite his conduct at the prior meeting obviously presaging precisely such a proxy result. He repeated that he knew only that there to be unhappy stockholders, but outside of Novel he could not or would not share names. Discussion ensued concerning Delaware common law fiduciary duties and the potential for federal securities law and proxy solicitation rule violations.

Understanding that both Novel and Mr. Moore remained committed to delivering on their “withhold” campaign, a majority of the Board (3-2) determined that an investigation into the matter was required, and later that it was necessary to disclose this background and context to all stockholders if the Company intended to disclose it to some.

Investigation Findings and Subsequent Events

The investigation by the Company and its advisors of the proxy ballots returned in the Annual Meeting has determined that overwhelmingly, the votes cast as “withheld” for Ms. Huss and Mr. Shuda came from either Novel or a group of 17 seemingly affiliated stockholders, such group of 17 stockholders hereinafter referred to as the “Group of 17”. Further inquiries determined that in addition to delivering identical proxy votes for the Company’s directors (“withheld” for Ms. Huss and Mr. Shuda, and “for” the other directors), each member of the Group of 17 custodies its shares with the same broker-dealer and had taken intentional steps to prevent the Company from learning their identity. The latter was accomplished by each stockholder taking the initiative to instruct the broker to designate their status as an Objecting Beneficial Owner (“OBO”). Under SEC guidelines, investors are legally classified as Non-Objecting Beneficial Owners (“NOBOs”) unless they explicitly opt out. The Company’s continuing investigation has sought to determine when each member of the Group of 17 acquired its shares where each member is located geographically, with this information expected to provide additional evidence of a “group” that is working in concert with the objective to influence the Company’s governance.

During the period of the Company’s investigation, the Board conducted three meetings and shared various written materials with Novel, copies of which written materials are included with this filing. The focus in the three meetings and the written communications was the fiduciary and securities laws violations suspected and the desire of a majority of the Board to avoid a potential governance crisis precipitated by disclosure of such violations and the apparent attempt by Novel to both control a majority of the Board and to acquire, either directly or via a “group”, a majority of the Company’s outstanding shares without ever disclosing its intent – with respect to the Board via a proper proxy filing and with respect to majority shares via a proper Schedule 13D filing.

On July 10, 2026, the Company completed its Annual Meeting without obtaining agreement from Novel to change its “withheld” proxy votes. All parties understood that this would result in disclosure of the fiduciary and securities law issues the Company had been investigating. In the last hours, Novel offered that it would change its vote if one of Ms. Huss or Mr. Shuda resigned from the Board and the Company ended its investigation without disclosing the suspected violations.

On July 13, 2026, apparently prompted by knowledge of the impending Company disclosures, Novel amended its original Schedule 13D filing to disclose that certain of its affiliates had been acquiring the Company’s stock in the open market, without making the legally required Form 4 and Schedule 13D filings, since March 25, 2025. Per the amended Schedule 13D, Novel reports that its “group” currently owns 6,738,238 shares. Such amount represents approximately 39% of the Company’s outstanding common shares and 29.9% of the Company’s fully diluted shares, after taking into account Novel’s holdings related to Series B Preferred Stock.

The instructions for filing a Schedule 13D include in section 5(c) that the reporting person describe all transactions effected during the prior sixty days. Novel’s filing does not include such detail as Novel reports that its open market transactions occurred during the period March 25, 2025 to March 30, 2026. Because Novel failed to make its required reports (it is required to do so on both Form 4 and Schedule 13D), it cannot be determined from the recent, belated, and potentially incomplete Schedule 13D whether Novel participated in the open market trading on March 27, 2026, the day when heavy morning selling caused the Company’s stock price to drop from a prior day closing price of $1.35 to an intraday low of $0.95.

The Company intends to continue its investigation, including into whether (i) Novel’s July 13, 2026 Schedule 13D filing accurately reports all the members of its “group” and all the shares held by those members; (ii) who are the other members of the Group of 17; (iii) whether any of the open market purchases by Novel or members of its “group” occurred during “closed windows” as from time to time in effect for the Company’s insiders; and (iv) whether any members of Novel’s group participated, particularly on the “sell” side, in the volatile March 27, 2026 public market trading that materially drove down the Company stock price just hours before the Company received Novel’s proposal to reset the Series B Preferred conversion price based upon trailing public market closing stock prices.

Finally, the Company will seek to determine what strategy caused Novel to so aggressively pursue modifying the conversion price for the Series B Preferred. Novel’s determination to obtain such modification seemingly prompted the stealth proxy campaign, which then led to discovery and disclosure of its significant Section 16 reporting requirement violations in addition to the various fiduciary and proxy related violations discussed in the attached materials.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Letter to David Lin and Novel Inspiration International Co., Ltd., dated July 3, 2026.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ Patrick Mercer
Patrick Mercer
President and Chief Executive Officer

Date: July 16, 2026